Exhibit 99.1

Press Release	for more information contact:
for immediate release	Nils Erdmann	Manager of Investor Relations Pixar Animation Studios (510) 752-3374

	John Buckley	Brainerd Communicators (212) 986-6667

Pixar Reports First Quarter Financial Results

EMERYVILLE, CA — (May 7, 2003) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal first quarter ended March 29, 2003. For the quarter, Pixar earned $8.2 million or $0.15 per diluted share. These results compare to earnings of $15.6 million, or $0.30 per diluted share, achieved in the year-ago quarter, and previous guidance of between $0.07 and $0.10 per fully diluted share. Revenues for the quarter were $18.7 million, as compared to $37.1 million in the year-ago quarter.

Film revenues for the first quarter were $16.4 million, which were primarily derived from Monsters, Inc. domestic pay television licensing as well as worldwide home video sales from Pixar’s library titles. In the prior-year period, revenues were driven by international box office receipts from Monsters, Inc.

“We are very pleased with our performance in the first quarter, and we’re on the edge of our seats for the release of Finding Nemo in 23 days,” said Pixar CEO Steve Jobs. “Finding Nemo, our studio’s fifth feature film, tells an exciting, funny and emotional story, and is the most visually stunning animated film ever produced.”

The company will discuss its first quarter 2003 earnings results and fiscal year 2003 projections during the conference call to be held today, Wednesday, May 7, 2003, at 2:00 p.m. (PDT). The call, hosted by Pixar’s chairman and chief executive officer, Steve Jobs, and executive vice president and chief financial officer, Ann Mather, can be accessed by dialing 888-428-4474 (U.S.) or 651-291-0900 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be available today from 6:00 p.m. (PDT) until Monday, May 12, 2003 at 9:00 p.m. (PDT). To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 681975.

Pixar will also provide live audio streaming of its first quarter 2003 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created four of the most successful and beloved animated films of all time: Academy Award®-winning Toy Story (1995); A Bug’s Life (1998); Golden Globe-winner Toy Story 2 (1999); and the Academy Award®-winning Monsters, Inc. (2001). Pixar’s four films have earned more than $1.7 billion at the worldwide box office to date. The Northern California studio’s next three film releases are Finding Nemo (May 30, 2003), The Incredibles (holiday 2004) and Cars (holiday 2005).

This release contains forward-looking information regarding Pixar’s targeted release dates for Pixar’s future films and actual results may differ materially. Factors that could cause delays in the release of our films include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2002 Form 10-K, particularly the sections on risks, for important factors that could cause actual results to differ.

###

Pixar Animation Studios
Condensed Statements of Income
(in thousands, except per share data)

	Three Months
	Ended

	March 29,	March 30,
	2003	2002

	(unaudited)
Revenue:
Film	$16,375	$35,888
Software	2,282	1,185

Total revenue	18,657	37,073

Cost of revenue:
Film	2,930	8,357
Software	20	136

Total cost of revenue	2,950	8,493

Gross profit	15,707	28,580

Operating expenses:
Research and development	2,321	2,355
Sales and marketing	388	251
General and administrative	2,385	2,247

Total operating expenses	5,094	4,853

Income from operations	10,613	23,727
Other income, net	2,904	2,482

Income before income taxes	13,517	26,209
Income tax expense	5,339	10,599

Net income	$8,178	$15,610

Basic net income per share	$0.15	$0.32
Diluted net income per share	$0.15	$0.30
Shares used in computing basic net income per share	53,046	49,483
Shares used in computing diluted net income per share	56,161	51,467

Pixar Animation Studios
Condensed Balance Sheets
(in thousands)

	March 29,	December 28,
	2003	2002

	(unaudited)
ASSETS
Cash and investments	$453,880	$339,083
Receivables, net	33,933	136,911
Prepaid expenses and other assets	12,759	13,826
Deferred income taxes	33,108	32,719
Property and equipment, net	117,205	117,423
Capitalized film production costs	101,909	92,104

Total assets	$752,794	$732,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,831	$2,341
Accrued liabilities	10,703	9,322
Unearned revenue	7,179	7,341

Total liabilities	19,713	19,004

Shareholders’ equity:
Common stock	454,889	442,477
Accumulated other comprehensive income	1,585	2,156
Retained earnings	276,607	268,429

Total shareholders’ equity	733,081	713,062

Total liabilities and shareholders’ equity	$752,794	$732,066